EXHIBIT 5.1

ELLENOFF GROSSMAN & SCHOLE LLP
ATTORNEYS AT LAW
150 EAST 42ND STREET, 11th FLOOR
NEW YORK, NEW YORK 10017
TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889
www.egsllp.com

December 15, 2010

SMG Indium Resources Ltd.
41 University Drive, Suite 400
Newton, Pennsylvania 18940

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1 (File No.  333-165930), as amended (the “Registration Statement”) filed by SMG Indium Resources Ltd. (the “Company”), a Delaware corporation, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the offering and sale of (i) 10,000,000 units, with each unit consisting of one share of the Company’s common stock, par value $.001 per share (the “Common Stock”), and one warrant to purchase one share of Common Stock (the “Warrants,” and the shares of Common Stock underlying the Warrants, the “Warrant Shares”), (ii) up to 1,500,000 units, with each unit consisting of one share of Common Stock and one Warrant, which the Underwriters (as defined herein) will have a right to purchase from the Company to cover over-allotments, if any (the “Over-Allotment Units”) (iii) 500,000 units, with each unit consisting of one share of Common Stock and one Warrant, issuable to Sunrise Securities Corp. and Rodman & Renshaw, LLC, as representatives of the several underwriters (the “Representative”) are acting as representatives (collectively, the “Underwriters”) at their option (the “Purchase Option Units,” and collectively with the 10,000,000 units to be sold pursuant to the terms of the Registration Statement and the Over-Allotment Units, the “Units”) for their own account or that of their designees; (iv) all Common Stock and all Warrants issued as part of the Units and (v) all Common Stock issuable upon exercise of the Warrants included in the Units. The Registration Statement also relates to the public offering by certain selling securityholders of the Company of a total of 2,910,440 shares of Common Stock for their respective accounts issuable upon conversion of the shares of Class A Common Stock issued by the Company in the 2009 Private Placement and exercise of the Warrants issued in the 2009 Private Placement (the “Selling Securityholder Shares”). All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Registration Statement.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. This opinion assumes that the Company files the Amended and Restated Certificate of Incorporation, in form filed as Exhibit 3.5 to the Registration Statement, with the proper authorities in the State of Delaware, and such filing is accepted, immediately prior to the effectiveness of the Registration Statement to, among other things, increase the authorized capital of the Company from 8,000,000 shares consisting of 2,000,000 shares of Class A Common Stock, 5,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, to 41,000,000 share consisting of 40,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock and extend the life of the Company to provide for perpetual existence, as set forth in the Registration Statement. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

         Based upon the foregoing, we are of the opinion that:

1.           Units. When the Registration Statement becomes effective under the Act and when the offering is completed as contemplated by the Registration Statement, such Units will be duly authorized, validly issued, fully paid and non-assessable.

2.           Common Stock. When the Registration Statement becomes effective under the Act and when the offering is completed as contemplated by the Registration Statement, the shares of Common Stock included as part of the Units will be duly authorized, validly issued, fully paid and non-assessable.

3.           Warrants and Warrant Shares. When the Registration Statement becomes effective under the Act, when the warrant agreement under which the Warrants are to be issued (the “Warrant Agreement”) is duly executed and delivered, and when such Warrants are duly executed and authenticated in accordance with the Warrant Agreement and issued, delivered, sold and paid for as part of the Units, as contemplated by the Registration Statement, such Warrants will be legally binding obligations of the Company in accordance with its terms, except (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the Federal and state securities laws, and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Exceptions”) and such Warrants will be duly issued, fully paid and non-assessable, and the Warrant Shares underlying such Warrants, when duly issued, delivered, sold and paid for upon exercise of such Warrants, as contemplated by the Warrant Agreement, such Warrants and the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

4. Selling Securityholder Shares. The Selling Securityholder Shares, when issued and delivered upon conversion of the Class A Common Stock into shares of Common Stock upon the effectiveness of the Registration Statement or upon exercise of the Warrants issued in the 2009 Private Placement, as applicable, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder. This opinion is given as of the effective date of the Registration Statement, and we are under no duty to update the opinions contained herein.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP

Ellenoff Grossman & Schole LLP